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Exhibit 99.1

Gaiam Reports Third Quarter 2003 Results

        Broomfield, CO, October 29, 2003. Gaiam, Inc. (Nasdaq: GAIA) announced results for its third quarter ended September 30, 2003. Gaiam is a multi-channel lifestyle company catering to customers who value personal development, healthy living and renewable energy.

        The company will host a conference call today, October 29, 2003, at 2:30 p.m. M.S.T. (4:30 p.m. E.S.T.) to review its results for the third quarter 2003.

Dial-in No.:	(800) 475-4943
Passcode:	GAIAM

        For the third quarter ended September 30, 2003, Gaiam reported sales of $23.5 million, a decline of 9% from $25.8 million in the quarter ended September 30, 2002, primarily due to lower sales to retailers. Gaiam reported an operating income of $16 thousand for the third quarter of 2003 compared to operating income of $2.2 million during the same period of 2002. Net loss for the third quarter was $201 thousand compared to net income of $1.4 million during the same period of 2002. For the third quarter ended September 30, 2003, the Company reported earnings (loss) per share of ($0.01) compared to $0.10 for the third quarter ended September 30, 2002.

        For the nine months ended September 30, 2003, Gaiam reported sales of $67.3 million compared to $74.1 million for the same period in 2002, and posted an operating loss of $1.4 million for the first nine months of 2003, compared to $5.1 million operating income for the nine months ended September 30, 2002. The net loss for the nine months ended September 30, 2003 was $1.3 million, or $0.09 per share, compared to net income of $3.1 million for the same period in 2002, or $0.22 per share.

        Gaiam ended the first nine months with $7.9 million in cash, no debt and availability of $15 million of its line of credit. For the first nine months of 2003, Gaiam generated $1.6 million cash contribution from its operations, compared to cash use of $6.0 million in the first nine months of 2002.

        "We were still disappointed with our results even though we did see some positive trends, especially in the month of September," said Jirka Rysavy, Chairman and Chief Executive Officer. "The negative internal growth rate subsided and is continuing to improve. We expect the internal growth rate to become neutral in the month of December and increase to positive 5-10% growth in the following quarter. In October, we finished the system consolidation in which third party distribution to our retailers was transferred to our own distribution facility in Ohio. We also plan to move support for all our accounts to our Ohio facility by the end of the year, which, as previously announced, is expected to bring significant savings."

        "As forecasted, we continued to see negative growth in our business channel during the third quarter. Our sales to retailers remained soft especially in the department store, distributor, and mall based specialty store channels," said Lynn Powers, President. "Beginning in September, we saw an up tick in business including a store-within-store roll out to all Barnes and Noble stores, a test of our Healing Arts line in Kroger and a launch of our kids line exclusively with Target. We doubled our sales force, added new product categories, segregated our products by channel, reset store floor plans, consolidated our operations into our Colorado headquarters, restructured our management organization and reduced our labor costs. We are in the process of finalizing our distribution system consolidation and moving the support for our remaining accounts to our Cincinnati distribution facility. These benefits are expected be fully realized by January 2004."

        In the fourth quarter, Gaiam expects a significant sequential increase in its revenues, which are anticipated to reach or be slightly above its last year's four quarter revenue of $37.3 million. The bottom line to return to profitability, but it is not expected to be sufficient to offset the current year-to-date earnings deficit. Additional guidance may be given on the conference call.

        This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as "expect," "believe," "will," "should" or comparable terminology or by discussions of strategy. While the Company believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of the Company's new products and services, the successful completion and integration of acquisitions, the possibility of negative economic conditions and other risks and uncertainties included in the Company's filings with the Securities and Exchange Commission. The Company assumes no duty to update any forward-looking statements.

        A replay of the conference call will begin 1 hour after the end of the call and will continue until Friday, October 31st, at 5:00 p.m. E.S.T.

    Replay number:    (888) 568-0137

Contact: Janet Mathews, Chief Financial Officer    (303) 222-3663
http: www.gaiam.com

Gaiam, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended September 30, 2003		Three months ended September 30, 2002
Net Revenue	$23,533	100.0%	$25,794	100.0%
Cost of goods sold	11,263	47.9%	10,764	41.7%

Gross profit	12,270	52.1%	15,030	58.3%
Operating expenses	12,254	52.0%	12,784	49.6%

Income (loss) from operations	16	0.1%	2,246	8.7%
Interest (net) and other	(93)	(0.4)%	(120)	(0.5)%

Profit (loss) before income taxes	(77)	(0.3)%	2,126	8.2%
Income tax expense (benefit)	(44)	(0.2)%	755	2.9%

Income (loss) before minority interest	(33)	(0.1)%	1,371	5.3%
Minority interest income (expense)	(168)	(0.7)%	24	0.1%

Net income (loss)	$(201)	(0.8)%	$1,395	5.4%

Shares outstanding:
Basic	14,601,121		14,033,066
Diluted	14,601,121		14,376,074
Earnings (loss) per share:
Basic	$(0.01)		$0.10
Diluted	$(0.01)		$0.10

Gaiam, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Nine months ended September 30, 2003		Nine months ended September 30, 2002
Net Revenue	$67,254	100.0%	$74,145	100.0%
Cost of goods sold	31,547	46.9%	30,664	41.4%

Gross profit	35,707	53.1%	43,481	58.6%
Operating expenses	37,080	55.1%	38,383	51.8%

Income (loss) from operations	(1,373)	(2.0)%	5,098	6.8%
Interest (net) and other	(243)	(0.4)%	(259)	(0.3)%

Profit (loss) before income taxes	(1,616)	(2.4)%	4,839	6.5%
Income tax expense (benefit)	(648)	(1.0)%	1,718	2.3%

Income (loss) before minority interest	(968)	(1.4)%	3,121	4.2%
Minority interest income (expense)	(345)	(0.5)%	13	0.0%

Net income (loss)	$(1,313)	(1.9)%	$3,134	4.2%

Shares outstanding:
Basic	14,591,428		14,020,392
Diluted	14,591,428		14,458,952
Earnings (loss) per share:
Basic	$(0.09)		$0.22
Diluted	$(0.09)		$0.22

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

September 30, 2003
(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,852,489
Accounts receivable, net	15,866,172
Accounts and notes receivable, other	964,076
Inventory, less allowances	16,820,313
Deferred advertising costs	3,232,035
Other current assets	2,123,408

Total current assets	46,858,493
Property and equipment, net	10,155,773
Investments	7,865,192
Capitalized production costs, net	6,154,916
Video library, net	5,224,010
Goodwill, net	10,288,251
Deferred tax assets	2,514,257
Other assets	616,693

Total assets	$89,677,585

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$10,802,010
Accrued liabilities	4,399,734
Income taxes payable	29,982
Capital lease obligations, current	118,256

Total current liabilities	15,349,982
Capital lease obligations, long-term	9,349
Deferred tax liability	943,286
Other liabilities	1,962,000

Total liabilities	18,264,617
Minority interest	2,820,465
Stockholders' equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 9,201,296 and 9,134,098 shares issued and outstanding at September 30, 2003 and December 31, 2002, respectively	920
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 5,400,000 issued and outstanding at September 30, 2003 and December 31, 2002, respectively	540
Additional paid-in capital	53,823,504
Deferred compensation	(89,865)
Retained earnings	14,857,404

Total stockholders' equity	68,592,503

Total liabilities and stockholders' equity	$89,677,585

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Gaiam Reports Third Quarter 2003 Results